UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2018

Westlake Chemical Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32260	76-0346924
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2801 Post Oak Boulevard, Suite 600 Houston, Texas		77056
(Address of principal executive offices)		(Zip Code)

(713) 960-9111

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2018, the Board of Directors (the “Board”) of Westlake Chemical Corporation (the “Company”) appointed each of Mr. Jeffrey Sheets, Mr. Marius Haas and Mr. David Chao as members of the Board (the “New Directors”). Mr. Haas and Mr. Sheets will serve as Class I directors with a term to expire at the Company’s annual meeting of stockholders in 2020. Mr. David Chao will serve as a Class III director with a term to expire at the Company’s annual meeting of stockholders in 2019. These appointments are part of the Board’s long-term succession planning. Each of the New Directors is expected to serve on the Compensation Committee, the Corporate Risk Committee and the Nominating and Governance Committee. Mr. Sheets and Mr. Haas are also expected to serve on the Audit Committee.

Mr. Jeffrey Sheets, 59, served as Executive Vice President and Chief Financial Officer of ConocoPhillips Company from October 2010 to February 2016. Mr. Sheets was associated with ConocoPhillips and its predecessor companies for more than 36 years and served in a variety of roles, including Senior Vice President of Planning and Strategy and Vice President and Treasurer. He began his career in 1980 as a process engineer with Phillips Petroleum Company. Mr. Sheets also serves on the Board of Directors of Enerplus Corporation and is a former director of DCP Midstream Partners LP. Mr. Sheets received a bachelor’s degree in chemical engineering from the Missouri University of Science and Technology and an M.B.A. from the University of Houston. Mr. Sheets is a member of the Board of Trustees at the Missouri University of Science and Technology.

Mr. Marius Haas, 50, has been the President and Chief Commercial Officer of Dell EMC since September 2016 and previously was Chief Commercial Officer and President of Enterprise Solutions for Dell Inc. from August 2012 to September 2016. Prior to joining Dell, Mr. Haas was previously with Kohlberg Kravis Roberts & Co. from June 2011 to August 2012 and with HP Inc. and its predecessor companies from August 1995 to June 2011, where he served in a variety of roles, including as Senior Vice President and Global Manager of HP’s Networking Division and as Senior Vice President and Chief Strategy Officer. Mr. Haas received a bachelor’s degree from Georgetown University and an M.B.A. from the Thunderbird School of Global Management at Arizona State University.

Mr. David Chao, 41, has been the Executive Chairman of Tanglewood Property Group since July 2017. From August 2013 to July 2017, Mr. Chao was the Company’s Vice President of Business Development for Asia and Middle East and from July 2011 to August 2013 he was the Company’s Director of Business Development for Asia and Middle East. Prior to joining Westlake, Mr. Chao was President and Director at PT Titan Petrokimia Nusantara, a petrochemical company based in Indonesia, from January 2008 to December 2010. Mr. Chao received a bachelor’s degree in mechanical engineering from Rice University and an M.B.A. from the Wharton School of the University of Pennsylvania.

The Board has approved the grant to each New Director, effective January 5, 2018, of a number of restricted stock units with a value of $120,000, with such valuation determined based on the grant date fair value on January 5, 2018. These restricted stock units are scheduled to vest on the first anniversary of the date of grant.

There are no arrangements or understandings between the New Directors and the Company or any other person pursuant to which the New Directors were appointed as a director of the Company. Mr. David Chao is the son of James Chao, the nephew of Albert Chao and the nephew of Dorothy C. Jenkins. Aside from those relationships, the New Directors are not related to any officer or director of the Company. There are no transactions or relationships between the New Directors and the Company that would be required to be reported under Item 404(a) of Regulation S-K other than those that have already been disclosed in the Company’s Proxy Statement for its 2017 Annual Meeting of Stockholders.

See the Company’s press release dated January 8, 2018, attached to this Form 8-K as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed herewith:

99.1	Press Release dated January 8, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Westlake Chemical Corporation

Date: January 8, 2018	By:	/s/ Albert Chao
Albert Chao
President and Chief Executive Officer